Exhibit 10(b)(xxiv)
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into this 4th day of October, 2013 by and between W.W. Grainger, Inc. (“Grainger”) and Michael Pulick (the “Officer”). The Officer understands and voluntarily enters into this Agreement with Grainger and, in consideration of the Separation Payments and benefit continuation described herein, agrees as follows:

1.
Resignation as Officer; Separation Date. The Officer hereby acknowledges that he has voluntarily resigned effective August 31, 2013 (the “Resignation Date”) as an Officer of Grainger and of all corporations that are direct or indirect subsidiaries of or otherwise affiliated with Grainger (“Affiliates”), and as trustee, member or fiduciary of all trusts, committees or similar bodies of or otherwise affiliated with Grainger and the Affiliates. In an effort to provide for an orderly transition, the Officer has agreed to continue providing ongoing services at his current rate of pay to Grainger for purposes associated with role and activity transition during the period of September 1, 2013 through December 31, 2013 (the “Separation Date”).

2.
Separation Payments. During the formal Compensation Continuation period beginning January 1, 2014 and extending through December 31, 2015, the Officer shall be paid on a pro-rata basis in an amount representing the equivalent of eighteen (18) months of pay at the Officer’s current base pay rate. Each payment shall be paid in an equal bi-weekly installment amount less required deductions through December 31, 2015 (the “Termination Date”). No Separation Payments shall be made to the Officer until at least the eight (8th) day following the day on which the Officer signs this Agreement, and provided that the Agreement is not revoked by the Officer pursuant to Section 22 prior to that date.

3.	Benefits.

a.
Health, Dental, Life and Vision. To the extent that the Officer currently participates, Grainger will continue to provide, through deductions from the Officer’s Separation Payments at the same rate paid by employees, group health, dental and vision benefits and life insurance as currently maintained for the Officer, or as subsequently modified by Grainger, through the Termination Date. Dental benefits, health benefits and group life insurance will terminate earlier, however, on the date that the Officer becomes eligible for benefit coverage through a subsequent employer. After the Officer’s benefit coverage ceases on December 31, 2015, the Officer may elect to continue group health and dental benefits under COBRA.

b.
Profit Sharing. For the 2013, 2014 and 2015 plan years, the Officer will be eligible to share in contributions under the W.W. Grainger, Inc. Employees Profit Sharing Plan (“PST”) and the W.W. Grainger, Inc. Supplemental Profit Sharing Plan (“SPSP”). The Separation Payments received in such plan years, including in the case of the 2013 plan year, the MIP payment described in Section 3(e) below, will be included for purposes of determining the amount of the Officer’s contributions under the PST (to the extent permitted by applicable law) and SPSP. To the extent that the Officer is not permitted to share in PST contributions under the terms of the PST, such amounts shall be contributed to the SPSP in addition to funds otherwise allocated to the Officer under the SPSP. After the Termination Date, the Officer will be eligible for distribution of his vested funds in accordance with the terms of PST and SPSP applicable to Plan participants.

c.
Unemployment Benefits. The Officer agrees that he will not apply for unemployment benefits while he continues to receive Separation Payments through the Officer’s Termination Date or at any time in the future that would otherwise be chargeable to Grainger’s unemployment insurance account. Any amounts of unemployment insurance benefits received by the Officer shall offset the Officer’s Separation Payments.

d.
PTO Time. The Officer understands that he will not be eligible for or accrue any additional PTO eligibility after the Separation Date. Payment for any earned but unused PTO will be incorporated in Officer’s Compensation Continuation payments as previously referenced in Paragraph 2 above in an effort to enhance the value of each payment.

e.
Management Incentive Program (MIP). As an additional Separation Payment to those provided for in Section 2 hereof, the Officer will participate in the 2013 MIP. For such period, the Officer’s payment shall be based upon the Officer’s current salary, target percentage level and Company performance. This payment will be made to Officer during the first quarter of 2014, when executive MIP bonuses are paid. Officer will not be eligible for any MIP or other cash incentive award other than the above referenced amounts or for any other periods following the Separation Date.

f.
Career Continuation - Outplacement Assistance. Officer shall be eligible to receive professional Career Continuation - Outplacement services at Grainger’s expense. Officer may interview and then select a service provider from those designated firms made available to him for this purpose by Grainger.

g.
Tax Preparation - Financial Planning. The Officer will be reimbursed up to a maximum of $10,000.00 for professional tax preparation and financial planning assistance associated with the preparation of his 2013 tax year filings. The Officer shall not receive any tax preparation allowance beyond those referenced above.

h.
Deferred Compensation / Deferred Stock. Exercisable and payable according to the Program’s provisions (timing 6 months after Termination Date). All deferred Compensation and Deferred Stock shall become payable and or exercisable six (6) months after my Termination Date pursuant to the provisions of the Program then in effect.

i.
Cessation of Benefits. All other benefits and the Officer’s eligibility to participate in any other Grainger employee programs will cease as of the Separation Date, except as provided or referenced in this Agreement. The amounts and benefits payable to the Officer under this Agreement shall be in lieu of any amounts or benefits otherwise provided under any severance plan or policy of Grainger.

4.
Stock Options, Restricted Stock Units and Performance Shares. The Officer will be eligible to exercise all vested stock options pursuant to the terms of the W.W. Grainger, Inc. 2010 Incentive Plan and companion agreements. Options will continue to vest through the Termination Date, with any remaining unvested options forfeiting as of the same Termination Date. Thereafter, all options must be exercised on or before the expiration date of each option or within three (3) months of the Officer’s Termination Date, whichever should occur first. The Officer further understands and agrees that the non-competition provisions of restricted stock unit and/or stock option agreements to which the Officer is a party, which provisions are incorporated herein by reference, including without limitation the W.W. Grainger, Inc. Unfair Competition Agreement dated April 24, 2013, and the W.W. Grainger, Inc. Performance Share Agreement dated January 1, 2013 (collectively, the “non-competition provisions”), will remain in full force and effect, and are in addition to and not superseded by any other obligation set forth in this Agreement. The Officer acknowledges and agrees that, for purposes of such agreements, the Officer’s employment with Grainger shall be considered terminated on the Termination Date hereunder, and the term “Date of Termination” as used in the Unfair Competition Agreement dated April 24, 2013, shall mean the Termination Date hereunder. The Officer understands that he will not be eligible for any further grants of stock options beyond those he has already received.

Officer shall not be eligible to receive any Performance Share Awards after January 1, 2013. All existing Performance Share awards shall be governed and vest according to the terms established under the Grainger Performance Share Program including Officer’s January 2013 award which is currently scheduled to vest on December 31, 2015.

5.
General Release and Waiver of Claims. In exchange and in consideration for the promises, obligations, and agreements undertaken by Grainger herein, which the Officer agrees and acknowledges are adequate and sufficient consideration, the Officer, on behalf of himself, his spouse, agents, representatives, attorneys, assigns, heirs, executors, administrators, and other personal representatives, releases and forever discharges Grainger, the Affiliates, and all of their officers, employees, directors, agents, attorneys, personal representatives, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims of any kind which he has, or might have, as of the date of this Agreement; or which are based on any facts which exist or existed on or before the date of this Agreement. The claims the Officer is releasing include, but are not limited to, all claims relating in any way to his employment at Grainger or his separation from that employment; and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Federal Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, or any other federal, state or local law relating to employment, discrimination, retaliation, or wages, or under the common law of any state (including, without limitation, claims relating to contracts, wrongful discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, and wrongful termination of benefits). The Officer also releases and forever discharges Grainger and all other Releasees from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits, and liabilities whatsoever, both known and unknown, in law or in equity, which he has or might have as of the date of this Agreement. The Officer understands that this Section 5 of this Agreement contains a complete and general release of any claim that he now has against Grainger and all other Releasees, or could ever have against Grainger and all other Releasees, based on any fact, event, or omission that has occurred up to the time at which he signs the Agreement.

The Officer does not intend to nor is he waiving any rights or claims that may arise after the date that he signs this Agreement, or any right on the Officer’s part to challenge the knowing and voluntary nature of this release with respect to claims under ADEA. Notwithstanding the foregoing, the Officer does not waive any rights he may have to benefits available during the period of transition or after termination under any company-sponsored employee benefit plan, or any rights he may have to insurance protection and/or indemnification for actions taken by the Officer while an employee and Officer of Grainger including the transition period of September 1, 2013 through December 31, 2013. The Officer acknowledges that this is an individually negotiated agreement and he agrees that his termination of employment with Grainger is not pursuant to an employment termination program as that term is used in the ADEA.

Excluded from this General Release and Waiver are any claims or rights which Officer cannot waive by law, including workers’ compensation claims, as well as any claims for breach of this Agreement. Also excluded from this Agreement are Officer’s rights to file a charge with the Equal Employment Opportunity Commission or any other federal, state or local agency, and to participate in an agency investigation. Officer, however, waives all rights to recover money or other individual relief if any administrative agency or another person or entity pursues any claim on Officer’s behalf arising out of or related to Employee’s employment with Grainger. Officer represents that there is no lawsuit or other claim against Grainger pending by him in any federal, state, or municipal court or other tribunal which has not been addressed herein.

The Officer understands and agrees that this waiver and release is an essential and material term of this Agreement and that, without such provision, no agreement would have been reached by the parties.

6.
Covenant Not to Sue. The Officer agrees not to pursue or permit to be filed or pursued against Grainger or any Releasee, any claim or action before any federal, state, or local, administrative, legislative or judicial body based on any claim or liability described in the foregoing section, or otherwise related in any way to the Officer’s employment with Grainger, and understands that the purpose of this waiver and release is to dispose of, with finality, any claims that the Officer may have against Grainger and all other Releasees so that there will be no disputes or controversies concerning any matters following the Resignation Date. The Officer has no such claim or lawsuit outstanding at this time, and the Officer does not know of any such potential claim or lawsuit that may be asserted by the Officer or any other person in connection with the Officer’s employment with Grainger. The Officer understands that the terms of this section do not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA.

7.	Unfair Competition.

a.
The Officer acknowledges that in connection with the performance of his duties for Grainger, he has created, used or accessed confidential and trade secret information of Grainger and the Affiliates (as further described in Section 11 below). The Officer further acknowledges that his employment with or other work on behalf of a Competitor (defined in Section 7(b) below) would necessarily and inevitably lead to his unauthorized use or disclosure of such confidential and trade secret information. Accordingly, the Officer agrees that for a period beginning on the date hereof and continuing until the second anniversary of the Termination Date, and within one hundred (100) miles of any branch, office or distribution center of Grainger or an Affiliate to which he was assigned either physically or electronically within two years prior to ceasing active employment with the Company, as well as on behalf of any Competitor specifically identified on Exhibit A, anywhere in the nation (the “Restricted Area”), he will not directly or indirectly, whether as executive, officer, director, owner, shareholder, partner, associate, consultant, advisor, contractor, joint venturer, manager, agent, representative or otherwise, work for a Competitor at said location or within the above designated 100 mile radius in any capacity that would involve:

i.	the same or substantially similar functions or responsibilities to those the Officer performed for Grainger within two years of the Separation Date; or

ii.	supervision over the same or substantially similar responsibilities to those the Officer performed for Grainger within two years of the Separation Date; or

iii.
assisting a Competitor in decisions that involve or affect the same or a substantially similar area of operations to those the Officer was involved in with Grainger within two years of the Separation Date.

The Officer may not circumvent the purpose of this restriction by engaging in business within the Restricted Area through remote means such as telephone, correspondence, electronic or any other form of computerized communication.

b.
A “Competitor” is any person or legal entity or branch, office or operation thereof (a “Firm”) that engages in business that is competitive with the business activities of Grainger through, but not limited to: (i) selling maintenance, repair and operating (MRO) supplies to North American or applicable Global businesses; (ii) providing indirect materials management services to North American or applicable Global businesses; (iii) aggregating information regarding indirect materials for the purpose of conducting business-to-business Internet commerce with North American or applicable Global businesses; or (iv) indirect materials procurement services to North American or applicable Global businesses. Without limiting the generality of the foregoing, each of the Firms identified on Exhibit A hereto constitutes a Competitor.

c.
A Firm shall not be deemed a Competitor unless the aggregate revenue of such Firm for its most recently completed fiscal year that is attributable to the categories of products and services set forth in clauses (i) through (iv) of Section 7(b) above equals more than 5% of the aggregate amount of consolidated revenue that Grainger derived from such categories of products and services during its most recently completed fiscal year.

d.
The Officer may at any time, or from time to time, request Grainger to advise the Officer in writing whether or not Grainger considers a specified Firm to be a Competitor. Any such request shall be made by written notice to Grainger that includes: (i) the name of the specific business unit for which the Officer proposes to work; (ii) the name or names of any parent companies of such business unit; (iii) a description of the specific services which the Officer proposes to perform for such business unit; (iv) a statement as to why the Officer believes that the performance of such services will not adversely affect Grainger’s legitimate protectible interests; and (v) the requested date of Grainger’s response (which date shall be at least 30 days after the date of Grainger’s receipt of the Officer’s request). Grainger agrees to consider any such request in good faith and to respond to such request before the requested date, but in no event later than 45 days after Grainger’s receipt of the officer’s request.

e.
The Officer specifically recognizes and affirms that Section 7(a) is a material and important term of this Agreement. If any court of competent jurisdiction determines that the covenant set forth in Section 7(a), or any part thereof, would be unenforceable due to the stated duration or geographical scope of such covenant, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, as so reduced, such provision shall then be enforceable. If the court does not modify such provision as aforeseaid, or if the provision is otherwise held or found invalid or unenforceable for any reason whatsoever, then (without limiting any other remedies which may be available to Grainger under this Agreement or otherwise, including, without limitation, Section 13 hereof), Grainger shall be entitled to cease making payments and furnishing benefits to the Officer pursuant to this Agreement and shall be further entitled to receive from the Officer reimbursement of all Separation Payments and other payments and benefits theretofore furnished to the Employee pursuant to this Agreement.

Pending such reimbursement, and without limiting Grainger’s rights under Section 13 hereof or any other rights and remedies of Grainger, Grainger shall have the right to offset the amount of such reimbursement against any amount or benefit otherwise payable to the Officer.

8.
Non-Disparagement. The Officer agrees to take no action in derogation or disparagement of Grainger or the Affiliates, or their respective businesses or strategic interests, or the Releasees. The Officer further agrees not to discuss in a negative manner or otherwise negatively comment on Grainger or any Affiliate, or their respective businesses or strategic interests, or the Releasees, in public, for publication on electronic media (including but not limited to chat rooms, message boards, or the like), in similar public forums, or otherwise, other than communication of publicly available information. In turn, Grainger agrees that its Senior Officers will make no public statements nor sanction any action in derogation or disparagement of the Officer.

9.
Non-Interference with Business Relationships. The Officer agrees not to interfere with the employment of any Grainger employee or otherwise with the business relationships of Grainger, and to the extent required to enforce this promise, agrees not to induce, directly or indirectly, any Grainger customer or supplier to breach any contract with Grainger, and further agrees not to solicit, attempt to hire, or hire, directly or indirectly, any Grainger employee, or request, induce or advise any such employee to leave the employment of Grainger at any time before the Termination Date and for one year thereafter. Should the Officer wish to hire a Grainger employee in contravention of this Section 9, or to perform work which is precluded by the Officer’s non-competition obligations set forth in Section 7 hereof, the Officer understands that he may request that Grainger agree that the Officer may perform such work or offer employment to such employee, and that with Grainger’s prior written agreement, which it may withhold at its sole discretion, the Officer may do so.

10.
Return of Property: Business Expenses. The Officer shall promptly account for and return to Grainger all Grainger property, including but not limited to proprietary information, which is in the Officer’s possession or control. This property includes (but is not limited to) Officer’s Grainger work computer along with related drives and peripherals, correspondence, files, reports, minutes, plans, records, surveys, diagrams, computer print-outs, floppy disks, manuals, client/customer information and documentation, and any company research, goals, objectives, recommendations, proposals or other information relating to Grainger, its business, or its clients or customers, which is not generally known to the public, and which the Officer acquired in the course of his employment with Grainger. Notwithstanding, Officer shall be permitted to retain his Grainger cell phone along with his current telephone number. The Officer further agrees that all business expenses incurred prior to the Separation Date that are reimbursable in accordance with Grainger’s normal policies and procedures have been reimbursed to the Officer or submitted for reimbursement, and that other than as specifically provided in this Agreement, the Officer will not incur any additional business expenses after the Separation Date unless previously authorized and approved in writing by Grainger.

11.
Confidential Information. The Officer agrees to refrain from ever disclosing to anyone outside the employment of Grainger any confidential or trade secret information, whether in oral, written and/or electronic form, including but not limited to information that (a) relates to Grainger’s or the Affiliates’ past, present and future research, development, technical and non-technical data and designs, finances, marketing, products, services, customers, suppliers, and other business activities of any kind or (b) has been identified, either orally or in writing, as confidential by Grainger or any Affiliate; provided that this limitation shall not apply to information that is part of the public domain through no breach of this Agreement or is acquired from a third party not under similar nondisclosure obligations to Grainger or such Affiliate. The Officer acknowledges that his obligations under any confidentiality or nondisclosure or similar agreements or provisions that the Officer previously executed will remain in full force and effect. Further, through the Termination Date, the Officer agrees to fully comply with all policies of Grainger regarding confidential or trade secret information.

12.
Cooperation with Company. The Officer agrees, during the term of this Agreement as well as during the 12 month period immediately thereafter, to both make himself available and to provide reasonable cooperation to Grainger or its attorneys to assist Grainger or serve as a witness in connection with any matter, litigation or potential litigation in which the Officer may have knowledge, information, or expertise. The Officer also agrees to provide Grainger or its designated representatives, upon request, with information and assistance about programs, processes, and projects related to the Officer’s job responsibilities while employed by Grainger; to answer any questions relating to the work to which the Officer was assigned; and to otherwise provide reasonable cooperation to Grainger regarding matters relating to this Agreement and the Officer’s employment with Grainger. Grainger will reimburse the Officer for any reasonable expenses he incurs in activities which he undertakes at Grainger’s request pursuant to this Section 12.

13.
Breach of Agreement; Misconduct. The Officer understands and agrees that if, after receiving all or any part of the payments and benefits described herein, the Officer breaches this Agreement, or commits or is discovered to have committed any act of embezzlement, fraud or theft with respect to the property of Grainger, or deliberately causes or is discovered to have deliberately caused, any loss, damage, injury or other endangerment to Grainger’s property, reputation or past, present, or future directors, officers or employees, Grainger reserves the right to demand repayment of all such payments and benefits. Grainger shall further be released from any future payment then or thereafter otherwise due and shall discontinue any and all benefit coverage (other than retiree health coverage, vested benefits under the PST and SPSP, and COBRA coverage if otherwise available). To the extent permitted by law, the Officer further understands and agrees that Grainger reserves the right to pursue all other available remedies in an effort to preserve its legitimate business interests. The Officer also agrees to indemnify and hold harmless Grainger from any loss, cost, damage, or expense, including attorneys’ fees, which Grainger may incur because of the Officer’s violation of this Agreement as determined by a Court of competent jurisdiction. Notwithstanding the above, nothing contained within this Agreement prevents either Party from pursuing a claim in either equity or law should there be a good faith belief that a breach of this Agreement has occurred. The Officer understands that this Section 13 does not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA.

14.
Supersedes Other Agreements. Other than any vested rights that the Officer may have under employee benefit plans subject to ERISA, the Officer understands that this Agreement supersedes any and all obligations (written or oral) which Grainger otherwise might have to the Officer for compensation or other expectations of remuneration or benefit on the Officer’s part. The Officer specifically acknowledges that all of Grainger’s obligations under the Change in Control Employment Agreement entered into between Grainger and the Officer (the “Change in Control Agreement”) shall become null and void as of the Resignation Date. Notwithstanding the above, all provisions contained within any Grainger Non-Competition Agreement, Stock Option, Special RSU, Option Grant or Performance Share Agreement entered into between the Officer and Grainger, or other Grainger Governance shall remain in full force and effect as originally executed and be incorporated by reference as being materials parts of this Agreement.

15.
References. At the Officer’s request, Grainger will provide appropriate favorable references to prospective future employers of the Officer. Those references will be provided on behalf of Grainger by Jim Ryan or his designee on behalf of Grainger, with the specific content of such references to be mutually agreed between Grainger and the Officer in the future.

16.
Continuation After Death. The Officer understands that in the event of the Officer’s death, Grainger’s obligations under this Agreement will extend to the Officer’s beneficiaries, heirs, executors, administrators, personal representatives and assigns.

17.
Agreement Not Assignable. The Officer may not assign, and the Officer represents that he has not assigned, this Agreement or any rights or Grainger’s obligations under this Agreement to any other person.

18.
Entire Understanding. The Officer understands and agrees that this Agreement, including Exhibit A hereto, contains the entire understanding between the parties and may not be amended except by mutual agreement in an amendment executed by both parties.

19.
Severability. The provisions of this Agreement are declared to be severable, which means that if any provision of this Agreement or the application thereof is found to be invalid, the invalidity shall not affect other provisions or applications of this Agreement, which will be given effect without the invalid provisions or applications. In the event that a court of competent jurisdiction concludes that any term, provision or section of this Agreement is invalid or unenforceable (and, in the case of Section 7(a) of this Agreement, such provision is not modified by the court to be enforceable as described in Section 7(e) hereof), then said term, provision, or section shall be deemed eliminated from this Agreement to the extent necessary and in order to permit the remaining portions of the Agreement to be enforced. Any such eliminations shall not affect Grainger’s entitlement, if any, to receive, pursuant to Sections 7(e) and 13 hereof, amounts paid and benefits provided to the Officer under this Agreement.

20.
Confidentiality of Agreement. The Officer represents and agrees to keep the terms, amount and fact of this Agreement completely confidential, and that the Officer will not disclose any information concerning this Agreement to anyone; provided, however, that this section will not prevent the Officer from disclosing information concerning this Agreement to the Officer’s attorneys, accountants, financial or tax advisors, spouse, a designated Grainger official, or as required by law. Notwithstanding, in accordance with U.S. Treasury Regulation 1.6011-4(b)(3)(iii), each party (and each employee, representative, or other agent of each party) to this Agreement may disclose to any and all persons, without limitation of any kind, the tax treatment, tax structure, and all materials of any kind provided to the other party relating to such tax treatment and tax structure.

21.
Jurisdiction and Governing Law. The Officer acknowledges that for the purpose of this Agreement as well as his employment with Grainger, he is an Illinois employee. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of Illinois, without regard to its conflicts of law principles.

22.
Voluntary Agreement. The Officer acknowledges that the payments and benefits that Grainger is providing hereunder exceed the compensation and benefits otherwise payable to the Officer or on the Officer’s behalf and that such Separation Payments and benefits are provided by Grainger in exchange for execution of this Agreement. The Officer acknowledges that he was given twenty-one (21) days to consider the terms of this Agreement, that the Officer may revoke this Agreement at any time within seven (7) days after the date that the Officer signs it, and that he has been advised to and has had the opportunity to seek out counsel of his own choice. Any revocation must be communicated in writing, via personal delivery or overnight mail, to Henry F. Galatz, Labor Counsel, W.W. Grainger, Inc., 100 Grainger Parkway, Lake Forest, Illinois 60045. The Officer further understands that this Agreement does not take effect until after the expiration of the seven (7) day period for revocation. All referenced Separation Payments and applicable benefits identified in this Agreement will automatically cease on the 21st day should the Officer not return a fully executed copy of this Agreement to Grainger within the specified 21-day consideration period. The Officer has read this Agreement and understands all of its terms.

I have read this Separation Agreement and General Release and I understand all of its terms. I voluntarily execute this Separation Agreement and General Release with full knowledge of its meaning, on this 4th day of October 2013.

/s/ Michael Pulick
Michael Pulick

W.W. GRAINGER, INC.

By:	/s/ Joseph C. High

Exhibit A

Airgas Companies
Amazon.com, Inc.
American Hotel Supply
Applied Industrial Technologies (AIT)
Barnes Distribution (a business of Barnes Group, Inc.)
C&H Distributors
Consolidated Electrical Distributors
DXP Enterprises
Fastenal Company
Fisher Safety (part of ThermoFisher Scientific)
Genuine Parts Company (includes Motion Industries)
Guest Supply (part of Sysco Corporation)
HD Supply, Inc.
Industrial Distribution Group, Inc. (IDG)
Interline Brands, Inc.
J.J. Keller
Johnstone Supply, Inc.
Kaiser & Kraft companies (subsidiary of TAKKT AG)
Kaman Industrial Technologies (part of Kaman Corporation)
Lawson Products, Inc.
McJunkin Red Man Corporation
McMaster-Carr Supply Company
MSC Industrial Direct Co., Inc.
Northern Safety
Northern Tool + Equipment Catalog Co.
Orr Safety
Staples, Inc.
Total Safety
VWR International
WESCO International, Inc. (Incl. Bruckner Supply Company, Inc.)
Wesfarmers Limited
Wilson Industries (subsidiary of Smith International, Inc.)
Wurth Group (Incl. Wurth USA Inc.)

Any affiliates, subsidiaries or joint ventures of the above-referenced Persons shall also constitute Competitors.